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                                                       Exhibit 10.25


                          OFFICE SUBLEASE, AS AMENDED
                          ---------------------------
             ROOFTOP SPACE LICENSE FOR COMM EQUIPMENT, AS AMENDED
             ----------------------------------------------------


This amendment pertains to the Office Sublease of June 1, 1998, between Phase 1 Incubator, Inc. (Phase 1), and SkyCache, Inc. (now Cidera, Inc.) and to the Rooftop Space License for Communications Equipment of the same date between the same parties. These amendments provide:

1. Effective the first of the month after execution of this amendment, the lease rate shall rise to $15.00 per square foot per year on space utilized by Cidera, Inc. ("Cidera"), at 312 Laurel Avenue, Laurel, Maryland.

2.      Cidera's present space utilization includes:

                Office 1, 20'x10'=200 square feet
                Office 3 (presently the NOC), 19'x25'=475 sq ft
                Office 8 (Engrg), 24'x13'=312 sq ft
                Storeroom, 19'x9'=171 sq ft
                "Orange Room" 29'x12'=348 sq ft

                Office 22 (upstairs), 17'x17'=289 sq ft

                Total: 1,795 square feet at present

                Based upon above utilization, monthly rate shall become
                $2,243.75

3. This agreement shall terminate August 31, 2004, coteminus with the land lease agreement with Bergmann's.

4. At any time, Cidera may surrender any full room back to Phase 1 and the monthly rate shall be adjusted on the following first of the month. In any event, Cidera shall have a maximum of one year's continued use of the "Orange Room."

5. From time to time and at the sole discretion of Phase 1, average energy consumption readings from Cidera's use of the above rented space may be taken, and Phase 1 shall be reimbursed for such energy consumption.

6. In the event that Cidera desires security enhancements to the building and/or the Cidera space, Cidera shall make the arrangements for such installation and shall be responsible for the cost.

7. Phase 1 has the right to require that the uses presently found in Office 1, 3, 8, and the Storeroom be moved by Cidera to the second floor of the building at Cidera expense, upon sixty (60) day notice. Phase 1 shall not, however, unreasonably withhold a Cidera request for an extension of time for such a move.


8. Cidera shall have the option to expand its roof rights using the same per-square-foot effective rate as in the original License, consistent with safe and effective building engineering. Phase 1 shall not unreasonably withhold permission for such additional rights.

9. Other than for the terms and conditions contained in these amendments, the other provisions of the original agreements remain in force. Where there arises a conflict in terms, the amendments shall govern.



                                        LESSOR:  Phase 1 Incubator, Inc.
                                        By:

                                        /s/ L. M. Losito
                                        -------------------------------------
                                        L. M. Losito

                                        Title: Vice President
                                              -------------------------------


                                        LESSEE:  Cidera, Inc., a Delaware
                                        Corporation, by:

                                        /s/ Robert M. Dunham
                                        -------------------------------------
                                        Robert M. Dunham

                                        Title: Executive Vice President
                                              -------------------------------